EXHIBIT 99.1

    Somanetics Reports Net Income of $0.03 Per Share on 37 Percent
          Net Revenue Growth for the First Quarter of 2004;
              Company Plans to Double Direct Sales Force

    TROY, Mich.--(BUSINESS WIRE)--March 16, 2004--(Nasdaq:SMTS)

    Highlights

    --  Net income increased to $0.03 per diluted share.

    --  Net revenues climbed 37 percent to $2.7 million.

    --  Cerebral oximetry product sales grew 42 percent.

    --  Gross margins improved to 81 percent.

    --  Positive cash flow was $287,895.

    Somanetics Corporation (Nasdaq:SMTS) reported net revenues of $2,670,265 for the first quarter ended February 29, 2004, a 37 percent increase from $1,950,946 in the same period of 2003.
    Net revenues in the United States increased 38 percent to $2,283,396 from $1,651,798 in the same period last year. International net revenues increased 29 percent to $386,869 from $299,148.
    Net revenues generated by the INVOS(R) Cerebral Oximeter and disposable SomaSensor(R) increased 42 percent to $2,463,765, from $1,729,196 in the first quarter of 2003. CorRestore(R) System net revenues were $206,500, a 7 percent decrease from net revenues of $221,750.
    Somanetics reported first quarter net income of $292,744, or $0.03 per basic and diluted common share, compared with a net loss of $195,450, or $0.02 per basic and diluted common share in the same period of 2003. Cash flow for the quarter was $287,895.
    Gross margins improved to 81 percent in the first quarter from 77 percent in the 2003 first quarter.
    "Several catalysts have benefited our INVOS Cerebral Oximeter business in recent months, strengthening the selling environment for our products and positioning our technology as important for improving patient outcomes in cardiac surgery," said Bruce Barrett, Somanetics' president and chief executive officer.

    Recent key events include:

    -- A northeast regional cardiac surgery society launched a quality improvement initiative including draft guidelines recommending routine use of cerebral oximetry in all cardiac surgeries as a best practice strategy to mitigate the occurrence of stroke. This group's approach to stroke mitigation is being widely circulated.

    -- Results of the first prospective, randomized study using the INVOS Cerebral Oximeter during cardiac surgery, presented in mid-2003, support one of Somanetics' key value propositions: managing regional brain oxygen saturation levels with the Cerebral Oximeter can significantly reduce a cardiac surgery patient's length of stay. These results are having a noticeable impact on the willingness of clinicians to consider the adoption of cerebral oximetry in their practice.

    -- Findings from a 2,279-patient study showed a statistically significant reduction in the incidence of permanent stroke, time to extubation and length of hospital stay for cardiac surgery patients monitored with the INVOS System. These results were achieved despite the fact that the group treated using cerebral oximetry had significantly higher co-morbidities and risk factors and were generally sicker overall. Results were presented last week at the Cardiothoracic Techniques and Technologies annual meeting by Scott Goldman, M.D. Dr. Goldman is chairman of the department of surgery at Pennsylvania-based Lankenau Hospital, a member of the Main Line Health hospital system. While various clinical studies using the INVOS Cerebral Oximeter to monitor cardiac surgery patients have shown evidence of reduced occurrence of stroke, this is the first study with a large enough number of patients to show a statistically significant reduction in permanent stroke in cardiac surgery.

    -- Somanetics and Fresenius Medical Care Extracorporeal Alliance (FMCEA), a division of Fresenius Medical Care North America, have initiated a business relationship where FMCEA will provide the INVOS technology to its cardiovascular perfusion customers. FMCEA provides extracorporeal therapies to 450 hospitals nationwide, including 170 open heart surgery programs. FMCEA is the leading provider of contract perfusion services in the U.S., performing approximately 50,000 cardiac procedures. The business relationship is designed to utilize the combination of Somanetics' technology and the expertise of the FMCEA clinical staff to facilitate the utilization of the INVOS technology and to educate cardiac surgery clinicians and hospital administrators about the importance of monitoring cerebral oxygen levels during open heart surgery.

    INVOS Cerebral Oximeter Sales Initiatives

    "These events reflect the emerging market opportunities for cerebral oximetry, and Somanetics is positioning itself to capitalize on them through a more aggressive sales strategy," Barrett said. "In certain sales territories where we have optimized our distribution by placing direct representatives and/or cardiac surgery-focused independent representatives, we experienced more than 40 percent SomaSensor unit growth and more than 100 percent revenue growth year-over-year in the first quarter. Our goal is to replicate the formula that has proved successful in these territories by bolstering our resources in more geographies. As part of our sales effort, we intend to double the size of our direct sales team by mid year."
    In the second quarter of 2004 Somanetics expects to incur a charge of approximately $80,000 related to the termination of some of its independent sales representative firms.

    CorRestore Education Initiatives

    As the data continues to emerge establishing Surgical Ventricular Restoration, or SVR, as an effective alternative for certain patients with severe congestive heart failure (CHF), Somanetics remains focused on educating primary care givers to identify and refer appropriate candidates and training surgeons to perform SVR with the CorRestore System.
    The RESTORE Group presented its results at the annual meeting of the Society for Thoracic Surgeons. This international group of cardiac surgeons and cardiologists from 13 centers conducted a review of 1,198 patients who underwent the SVR operation for severe CHF. A low hospital mortality (five percent) was observed among these critically ill patients. Readmission to the hospital for heart failure symptoms, a frequent occurrence among CHF patients, was low (22 percent at five years). Overall five-year survival was 69 percent. Patients who were symptomatic with minimal activity (NYHA Class III) had a five-year survival of 70 percent and those with symptoms at rest (NYHA Class IV) had a five-year survival rate of 50 percent. By contrast, conventional treatments among Class IV patients yields a poor prognosis with only 10 to 20 percent survival at five years.

    Business Outlook

    "We are encouraged by the strong first quarter performance of our INVOS Cerebral Oximeter products, the new data presented by Dr. Goldman and by the initial success of our pilot program with Fresenius," Barrett said. "Based on the business trends we are seeing in our target markets, we are on track to achieve our previously announced fiscal 2004 guidance of earnings per share in the range of $0.12 to $0.15 per basic share on net revenue growth of 30 percent to 40 percent."

    Somanetics to Host Conference Call

    Somanetics will webcast its first quarter conference call at 11:00
(ET) today. During the webcast, Mr. Barrett, and Bill Iacona, vice president, finance, will review corporate highlights and summarize Somanetics' first quarter financial results.
    To listen to the webcast, visit the Investor Center section of Somanetics' website at www.somanetics.com at least 15 minutes prior to the event's broadcast and click on the "First Quarter Conference Call" link. Interested parties unable to listen to the live call may access the archived version of the call on the Investor Center section of Somanetics' website.

    About Somanetics

    Somanetics develops and markets two medical devices focused on the cardiac surgery market that offer solutions to help meet critical medical needs. The INVOS Cerebral Oximeter is the only noninvasive and continuous monitor of changes in regional brain blood oxygen saturation that is commercially available in the U.S. Use of the INVOS Cerebral Oximeter helps medical professionals, such as surgeons and anesthesiologists, identify regional brain blood oxygen imbalances and take corrective action. Such action can prevent or reduce neurological injuries related to adverse events during surgery or in the critical care unit and reduce the associated cost of care. The CorRestore System is a cardiac implant for use in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, SVR, a treatment for patients with certain types of severe congestive heart failure. Somanetics' web site is www.somanetics.com.

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, new product development cycles, research and development activities, regulatory approvals of new products, the demand for and market for our products in domestic and international markets, introduction of competitive products by others, third party reimbursement, physician training, enforceability and the costs of enforcement of the Company's patents, potential infringements and other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002.

                          (Tables to follow)

                        SOMANETICS CORPORATION

                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                                              For the Three-Month
                                                 Periods Ended
                                           ---------------------------
                                           February 29,   February 28,
                                               2004           2003
                                           ------------   ------------

NET REVENUES                              $  2,670,265   $  1,950,946
COST OF SALES                                  520,393        450,197
                                           ------------   ------------
GROSS MARGIN                                 2,149,872      1,500,749
                                           ------------   ------------

OPERATING EXPENSES:
    Research, development and engineering       87,690        109,173
    Selling, general and administrative      1,774,900      1,594,930
                                           ------------   ------------
             Total operating expenses        1,862,590      1,704,103
                                           ------------   ------------
OPERATING INCOME (LOSS)                        287,282       (203,354)
                                           ------------   ------------

OTHER INCOME:
    Interest income                              5,462          7,904
                                           ------------   ------------
             Total other income                  5,462          7,904
                                           ------------   ------------
NET INCOME (LOSS)                         $    292,744   $   (195,450)
                                           ------------   ------------

NET INCOME (LOSS) PER COMMON
  SHARE - BASIC AND DILUTED               $        .03   $       (.02)
                                           ------------   ------------

WEIGHTED AVERAGE SHARES
  OUTSTANDING - BASIC                        9,308,607      9,077,891
                                           ============   ============

WEIGHTED AVERAGE SHARES
  OUTSTANDING - DILUTED                     11,296,295      9,077,891
                                           ============   ============



                        SOMANETICS CORPORATION

                            BALANCE SHEETS

                                           February 29,   November 30,
                                               2004           2003
                                           ------------   ------------
                                           (Unaudited)      (Audited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents              $  2,527,087   $  2,239,192
   Accounts receivable                       1,640,627      2,018,615
   Inventory                                 1,010,341      1,090,261
   Prepaid expenses                            172,742        123,203
                                           ------------   ------------
       Total current assets                  5,350,797      5,471,271
                                           ------------   ------------
PROPERTY AND EQUIPMENT (at cost):
   Machinery and equipment                   2,192,197      2,071,758
   Furniture and fixtures                      239,524        248,657
   Leasehold improvements                      171,882        171,882
                                           ------------   ------------
       Total                                 2,603,603      2,492,297
   Less accumulated depreciation
    and amortization                        (1,785,973)    (1,782,559)
                                           ------------   ------------
       Net property and equipment              817,630        709,738
                                           ------------   ------------
OTHER ASSETS:
   Intangible assets, net                      958,110        959,838
   Other                                        15,000         15,000
                                           ------------   ------------
       Total other assets                      973,110        974,838
                                           ------------   ------------
TOTAL ASSETS                              $  7,141,537   $  7,155,847
                                           ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                       $    377,105   $    641,232
   Accrued liabilities                         238,791        349,547
                                           ------------   ------------
       Total current liabilities               615,896        990,779
                                           ------------   ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred shares; authorized,
     1,000,000 shares of $.01 par value;
     no shares issued or outstanding            --             --
   Common shares; authorized,
     20,000,000 shares of $.01 par value;
     issued and outstanding,
     9,313,680 shares at February 29, 2004,
     and 9,298,669 shares at
     November 30, 2003                          93,137         92,987
   Additional paid-in capital               59,728,482     59,660,804
   Accumulated deficit                     (53,295,978)   (53,588,723)
                                           ------------   ------------
       Total shareholders' equity            6,525,641      6,165,068
                                           ------------   ------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                     $  7,141,537   $  7,155,847
                                           ============   ============

    CONTACT: Somanetics Corporation
             Mary Ann Victor, 248-689-3050, ext. 204
             Fax: 248-689-4272
             www.somanetics.com